Exhibit 99.1

Contact:	Atish Shah
VP — Investor Relations
310-205-8664 phone
atish_shah@hilton.com

HILTON ANNOUNCES CONVERSION PERIOD FOR
3.375% CONVERTIBLE SENIOR NOTES

BEVERLY HILLS, CA — January 10, 2007 — Hilton Hotels Corporation (NYSE:HLT) today announced that its 3.375% Convertible Senior Notes due 2023 have become convertible into Hilton common stock at the option of the holders and will remain convertible during the fiscal quarter ending March 31, 2007. Any determination regarding the convertibility of the 3.375% Notes during future periods will be made in accordance with the terms of the Indenture governing the 3.375% Notes.

The 3.375% Notes became convertible because the closing sale price of Hilton’s common stock for at least 20 consecutive trading days during the 30 consecutive trading day period ending on the last trading day of the calendar quarter ended December 31, 2006 was greater than 120% of the conversion price in effect on such last trading day.

The 3.375% Notes are currently convertible at a conversion price of $22.50 per share, which represents a conversion rate of approximately 44.4444 shares of Hilton’s common stock per $1,000 principal amount of Notes. The 3.375% Notes are convertible into Hilton common stock in accordance with the terms and subject to the conditions of the Notes and the Indenture under which the Notes were issued.

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